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Exhibit 99.1

Contact:	Dan Rawitch, CEO (925) 242-5777

For Immediate Release

FiNet.com Announces Mutual Agreement
to Terminate the Acquisition of
R.E. Ventures, Inc.

        San Ramon, CA—October 9, 2002—FiNet.com, Inc. (Nasdaq: FNCM) (the "Company") announced today that the Company, R.E. Ventures, Inc. and the shareholders of R.E. Ventures, Inc. have mutually terminated the Agreement of Purchase and Sale of Stock signed by the parties on April 23, 2002 (the "Agreement") prior to the closing of the transaction contemplated in the Agreement. Under the Agreement, the Company was to acquire the www.realestate.com domain name, website and related assets.

About FiNet.com

FiNet.com, Inc., is a financial services holding company. Monument Mortgage, Inc., a wholly owned subsidiary conducts diversified mortgage banking and brokering operations and is a provider of both traditional and online mortgage services to a diversified customer base consisting of mortgage lenders, mortgage brokers, real estate agents and consumers. Monument Mortgage offers its services to mortgage broker businesses through www.monument.com and to real estate broker businesses and to consumers through www.homewardsolutions.com and www.finet.com.

Safe Harbor

Certain statements in this press release are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, the Company's actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are encouraged to read the "Risk Factors" section of the Company's Annual Report on Form 10-K/A (as amended) for the year ended December 31, 2001, and the Company's Quarterly Report on Form 10-Q (as amended) for the quarter ended June 30, 2002, which are on file with the Securities and Exchange Commission.

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FiNet.com Announces Mutual Agreement to Terminate the Acquisition of R.E. Ventures, Inc.